EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FIRST QUARTER 2024 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•
First quarter Operating EBITDA* of $63.6 million and net loss of $16.7 million
•
Improving pulp markets and lower costs driving stronger EBITDA
•
Quarterly cash dividend of $0.075 per share

NEW YORK, NY, May 9, 2024 ‑ Mercer International Inc. (Nasdaq: MERC) today reported first quarter 2024 Operating EBITDA of $63.6 million, an increase from $27.5 million in the same quarter of 2023 and $21.1 million in the fourth quarter of 2023.

In the first quarter of 2024, net loss was $16.7 million (or $0.25 per share), which included a non-cash loss on disposal of $23.6 million (or $0.35 per share) relating to the dissolution of the Cariboo Pulp and Paper ("CPP") joint venture, compared to a net loss of $30.6 million (or $0.46 per share) in the first quarter of 2023 and a net loss of $87.2 million (or $1.31 per share) in the fourth quarter of 2023, which included a non-cash impairment charge of $33.7 million (or $0.51 per share) relating to the classification of our sandalwood business as held for sale.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: "In the first quarter, our operating results were positively impacted by an improved pulp and lumber pricing environment, lower fiber and other production costs and no planned maintenance downtime.

NBSK pulp prices in Europe and North America continued to improve in the first quarter, driven by stronger demand, lower customer inventory levels and global supply disruptions. In China, third party industry quoted NBSK net

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

prices were flat, with weaker demand around the Chinese New Year offset by stronger demand towards the end of the quarter. We believe this positive pricing momentum will continue and expect modest price increases in the second quarter of 2024.

Lumber pricing in both the U.S. and Europe also improved in the first quarter of 2024 as a result of a modest increase in demand. However, we currently expect lumber prices to be generally flat in the second quarter as demand continues to be impacted by high interest rates and economic uncertainty.

In the first quarter, we continued our focus on our strategic priorities. To this end, in April 2024, we announced the dissolution of the CPP joint venture, which will allow us to direct resources to areas aligned with our long-term focus.

In the first quarter of 2024, all our pulp mills ran very efficiently with no scheduled maintenance downtime. We are currently planning for a total of 35 days of maintenance downtime (approximately 60,800 ADMTs) at our pulp mills in the second quarter of 2024.

Overall per unit fiber costs for our pulp segment decreased in the first quarter of 2024 compared to the fourth quarter of 2023 due to stable supply. Per unit fiber costs for our solid wood segment increased compared to the prior quarter due to strong demand for sawlogs.

We continue to maintain a healthy order book for our growing mass timber business and commenced work on certain large-scale projects in the second quarter."

Mr. Bueno concluded: "Overall, conditions continued to improve in the first quarter, including better pricing and lower production costs for our pulp segment. While we expect this momentum to continue in the second quarter of 2024, we remain steadfast in managing our costs and liquidity prudently. As a result of our strong liquidity, we believe we are well positioned to execute our business plan through the business cycle."

Current Market Environment

We currently expect pulp pricing to continue to improve in the second quarter of 2024, led by Europe and North America as a result of stronger demand and global supply constraints. In China, we currently expect stable prices in the second quarter of 2024.

In our solid wood segment, we currently expect stable U.S. and European lumber prices in the second quarter of 2024 as demand remains weak due to continued high interest rates and economic uncertainty. We currently expect mass timber prices to remain generally stable in the second quarter of 2024 as a result of steady demand.

Consolidated Financial Results

	Q1	Q4	Q1
	2024	2023	2023
	(in thousands, except per share amounts)
Revenues	$553,430	$470,494	$522,666
Operating loss	$(448)	$(56,395)	$(20,121)
Operating EBITDA	$63,601	$21,145	$27,470
Net loss	$(16,703)	$(87,216)	$(30,578)
Net loss per common share
Basic	$(0.25)	$(1.31)	$(0.46)
Diluted	$(0.25)	$(1.31)	$(0.46)

Consolidated – Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023

Total revenues for the first quarter of 2024 increased by approximately 6% to $553.4 million from $522.7 million in the same quarter of 2023 primarily due to higher pulp sales volumes partially offset by lower pulp sales realizations.

Costs and expenses in the first quarter of 2024 modestly increased to $553.9 million from $542.8 million in the same quarter of 2023 primarily as a result of higher pulp sales volumes and the non-cash loss on disposal of the CPP joint venture investment partially offset by lower per unit fiber, chemical, energy and freight costs.

In the first quarter of 2024, Operating EBITDA increased to $63.6 million from $27.5 million in the same quarter of 2023 primarily due to lower per unit fiber and other production costs, lower freight costs and higher pulp sales volumes partially offset by lower pulp sales realizations.

Segment Results

Pulp

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Pulp revenues	$408,295	$369,656
Energy and chemical revenues	$24,109	$30,745
Operating income	$17,447	$12,771

In the first quarter of 2024, our pulp segment operating income increased by approximately 36% to $17.4 million from $12.8 million in the same quarter of 2023 primarily as a result of lower per unit fiber and other production costs, lower freight costs and higher sales volumes partially offset by lower sales realizations and the non-cash loss on disposal of the CPP joint venture investment.

Pulp segment revenues, which includes pulp, energy and chemical revenues, in the first quarter of 2024 increased by approximately 8% to $432.4 million from $400.4 million in the same quarter of 2023 due to higher sales volumes partially offset by lower sales realizations.

In the first quarter of 2024, third party industry quoted average list prices for NBSK pulp modestly increased in Europe and decreased in North America from the same quarter of 2023. Third party industry quoted average net prices for NBSK pulp in China decreased from the same quarter of 2023. Our average NBSK pulp sales realizations in the first quarter of 2024 decreased by approximately 14% to $732 per ADMT from $849 per ADMT in the same quarter of 2023. In the first quarter of 2024, average NBHK pulp sales realizations decreased by approximately 22% to $631 per ADMT from $809 per ADMT in the same quarter of 2023.

Total pulp sales volumes in the first quarter of 2024 increased by approximately 30% to 565,664 ADMTs from 435,973 ADMTs in the same quarter of 2023 primarily because of the sales timing and higher production.

Energy and chemical revenues in the first quarter of 2024 decreased by approximately 21% to $24.1 million from $30.7 million in the same quarter of 2023 due to lower sales realizations partially offset by higher sales volumes.

Costs and expenses in the first quarter of 2024 increased by approximately 7% to $416.5 million from $388.0 million in the first quarter of 2023 primarily due to higher pulp sales volumes and the non-cash loss on disposal of the CPP joint venture investment partially offset by lower per unit fiber, chemical, energy and freight costs.

On average, in the first quarter of 2024, overall per unit fiber costs decreased by approximately 16% from the same quarter of 2023 due to lower per unit fiber costs at all our pulp mills as a result of stable supply. We currently expect per unit fiber costs to decrease in the second quarter of 2024 as a result of continued stable supply.

Solid Wood

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Lumber revenues	$55,882	$60,039
Energy revenues	$4,838	$5,695
Manufactured products revenues(1)	$16,713	$5,804
Pallet revenues	$28,020	$36,175
Biofuels revenues(2)	$11,254	$8,135
Wood residuals revenues	$2,316	$5,166
Operating loss	$(13,706)	$(27,069)

______________

(1)
Manufactured products primarily includes cross-laminated timber ("CLT"), glue-laminated timber ("glulam") and finger joint lumber.
(2)
Biofuels includes pellets and briquettes.

In the first quarter of 2024, our solid wood segment had an operating loss of $13.7 million compared to $27.1 million in the same quarter of 2023 primarily because of lower per unit energy, fiber and freight costs partially offset by lower pallet sales realizations.

Solid wood segment revenues in the first quarter of 2024 modestly decreased to $119.0 million from $121.0 million in the same quarter of 2023 as higher manufactured products and biofuel revenues were more than offset by lower revenues from other products.

Lumber revenues in the first quarter of 2024 decreased by approximately 7% to $55.9 million from $60.0 million in the same quarter of 2023 primarily due to lower sales volumes partially offset by higher sales realizations. Average lumber sales realizations in the first quarter of 2024 increased by approximately 7% to $460 per Mfbm from $429 per Mfbm in the same quarter of 2023 driven by stronger demand in the U.S. market. The U.S. market accounted for approximately 53% of our lumber revenues and approximately 43% of our lumber sales volumes in the first quarter of 2024. The majority of the balance of our lumber sales were to Europe.

Lumber sales volumes in the first quarter of 2024 decreased by approximately 13% to 121.4 MMfbm from 139.9 MMfbm in the same quarter of 2023 primarily due to lower production and sales timing.

In the first quarter of 2024, our mass timber business continued to ramp up operations and manufactured products revenues more than doubled to $16.7 million from $5.8 million in the same quarter of 2023. Manufactured products sales realizations increased to $3,644 per cubic meters in the first quarter of 2024 from $666 per cubic meters in the same quarter of 2023 as a result of higher CLT and glulam sales volumes, which generate higher sales realizations relative to other manufactured products.

Energy, biofuels and wood residuals revenues in the first quarter of 2024 modestly decreased to $18.4 million from $19.0 million in the same quarter of 2023 as a result of lower sales realizations partially offset by higher biofuel sales volumes.

Pallet revenues in the first quarter of 2024 decreased by approximately 23% to $28.0 million from $36.2 million in the same quarter of 2023 due to lower sales realizations and sales volumes as weak economic conditions in Europe negatively impacted demand.

Lumber production in the first quarter of 2024 decreased by approximately 5% to 127.0 MMfbm from 134.0 MMfbm in the same quarter of 2023 due to weak demand.

Fiber costs were approximately 75% of our lumber cash production costs in the first quarter of 2024. In the first quarter of 2024, per unit fiber costs for lumber production decreased by approximately 11% compared to the same quarter of 2023 because of continued stable supply. We currently expect modestly higher per unit fiber costs in the second quarter of 2024 driven by continued strong demand.

Liquidity

As of March 31, 2024, we had cash and cash equivalents of $274.3 million, approximately $280.6 million available under our revolving credit facilities and aggregate liquidity of about $554.9 million.

The following table is a summary of selected financial information as of the dates indicated:

	March 31,	December 31,
	2024	2023
	(in thousands)
Cash and cash equivalents	$274,272	$313,992
Working capital	$825,364	$806,468
Total assets	$2,605,355	$2,662,578
Long-term liabilities	$1,730,178	$1,740,731
Total shareholders' equity	$573,639	$635,410

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on July 3, 2024 to all shareholders of record on June 26, 2024. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for May 10, 2024 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at

https://edge.media-server.com/mmc/p/tdezetkf or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of CLT, 45 thousand cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Interim Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q1	Q4	Q1
	2024	2023	2023
	(in thousands, except per share amounts)
Pulp segment revenues	$432,404	$364,182	$400,401
Solid wood segment revenues	119,023	105,443	121,014
Corporate and other revenues	2,003	869	1,251
Total revenues	$553,430	$470,494	$522,666

Pulp segment operating income	$17,447	$1,245	$12,771
Solid wood segment operating loss	(13,706)	(18,411)	(27,069)
Corporate and other operating loss	(4,189)	(39,229)	(5,823)
Total operating loss	$(448)	$(56,395)	$(20,121)

Pulp segment depreciation and amortization	$27,373	$30,783	$27,399
Solid wood segment depreciation and amortization	12,811	12,779	19,898
Corporate and other depreciation and amortization	220	244	294
Total depreciation and amortization	$40,404	$43,806	$47,591

Operating EBITDA	$63,601	$21,145	$27,470
Loss on disposal of investment in joint venture	$23,645	$—	$—
Impairment of sandalwood business held for sale	$—	$33,734	$—
Income tax recovery (provision)	$6,365	$(1,084)	$5,356
Net loss	$(16,703)	$(87,216)	$(30,578)
Net loss per common share
Basic	$(0.25)	$(1.31)	$(0.46)
Diluted	$(0.25)	$(1.31)	$(0.46)
Common shares outstanding at period end	66,850	66,525	66,421

Summary Operating Highlights

	Q1	Q4	Q1
	2024	2023	2023
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	453.2	436.2	430.0
NBHK	85.7	71.5	72.3
Annual maintenance downtime ('000 ADMTs)	—	31.6	13.5
Annual maintenance downtime (days)	—	23	10
Pulp sales ('000 ADMTs)
NBSK	488.2	411.8	378.6
NBHK	77.5	79.4	57.4
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,400	1,245	1,377
China	745	748	891
North America	1,440	1,312	1,675
Average NBHK pulp prices ($/ADMT)(1)
China	662	643	710
North America	1,223	1,083	1,523
Average pulp sales realizations ($/ADMT)(2)
NBSK	732	709	849
NBHK	631	593	809
Energy production ('000 MWh)(3)	576.4	544.6	534.6
Energy sales ('000 MWh)(3)	220.6	213.2	196.9
Average energy sales realizations ($/MWh)(3)	88	92	128
Solid Wood Segment
Lumber
Production (MMfbm)	127.0	111.6	134.0
Sales (MMfbm)	121.4	112.0	139.9
Average sales realizations ($/Mfbm)	460	427	429
Energy
Production and sales ('000 MWh)	38.7	38.7	40.5
Average sales realizations ($/MWh)	125	127	141
Manufactured products(4)
Production ('000 cubic meters)	7.2	10.2	0.8
Sales ('000 cubic meters)	4.0	12.1	4.3
Average sales realizations ($/cubic meters)	3,644	1,234	666
Pallets
Production ('000 units)	3,056.3	2,184.7	2,880.2
Sales ('000 units)	2,916.3	2,450.7	2,942.4
Average sales realizations ($/unit)	10	10	12
Biofuels(5)
Production ('000 tonnes)	37.9	38.9	32.6
Sales ('000 tonnes)	48.2	39.9	25.8
Average sales realizations ($/tonne)	234	274	315
Average Spot Currency Exchange Rates
$ / €(6)	1.0855	1.0761	1.0730
$ / C$(6)	0.7415	0.7347	0.7393

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)
Does not include our 50% joint venture interest in the CPP mill, which is accounted for using the equity method. In the first quarter of 2024, we disposed of our investment in CPP.
(4)
Manufactured products includes CLT, glulam and finger joint lumber.
(5)
Biofuels includes pellets and briquettes.
(6)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Revenues	$553,430	$522,666
Costs and expenses
Cost of sales, excluding depreciation and amortization	458,182	461,338
Cost of sales depreciation and amortization	40,350	47,498
Selling, general and administrative expenses	31,701	33,951
Loss on disposal of investment in joint venture	23,645	—
Operating loss	(448)	(20,121)
Other income (expenses)
Interest expense	(27,559)	(19,047)
Other income	4,939	3,234
Total other expenses, net	(22,620)	(15,813)
Loss before income taxes	(23,068)	(35,934)
Income tax recovery	6,365	5,356
Net loss	$(16,703)	$(30,578)
Net loss per common share
Basic	$(0.25)	$(0.46)
Diluted	$(0.25)	$(0.46)
Dividends declared per common share	$0.075	$0.075

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$274,272	$313,992
Accounts receivable, net	368,466	306,166
Inventories	408,326	414,161
Prepaid expenses and other	42,241	23,461
Assets classified as held for sale	33,597	35,125
Total current assets	1,126,902	1,092,905
Property, plant and equipment, net	1,361,975	1,409,937
Investment in joint ventures	4,455	41,665
Amortizable intangible assets, net	51,113	52,641
Goodwill	34,616	35,381
Operating lease right-of-use assets	10,623	11,725
Pension asset	5,513	5,588
Other long-term assets	10,158	12,736
Total assets	$2,605,355	$2,662,578
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$294,289	$278,986
Pension and other post-retirement benefit obligations	806	826
Liabilities associated with assets held for sale	6,443	6,625
Total current liabilities	301,538	286,437
Long-term debt	1,615,173	1,609,425
Pension and other post-retirement benefit obligations	12,349	12,483
Operating lease liabilities	6,797	7,755
Other long-term liabilities	13,448	13,744
Deferred income tax	82,411	97,324
Total liabilities	2,031,716	2,027,168
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,850,000 issued and outstanding (2023 – 66,525,000)	66,796	66,471
Additional paid-in capital	360,941	359,497
Retained earnings	314,396	336,113
Accumulated other comprehensive loss	(168,494)	(126,671)
Total shareholders’ equity	573,639	635,410
Total liabilities and shareholders’ equity	$2,605,355	$2,662,578

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from (used in) operating activities
Net loss	$(16,703)	$(30,578)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation and amortization	40,404	47,591
Deferred income tax recovery	(13,426)	(9,944)
Inventory impairment	—	15,200
Loss on disposal of investment in joint venture	23,645	—
Defined benefit pension plans and other post-retirement benefit plan expense	210	446
Stock compensation expense	2,029	1,226
Foreign exchange transaction losses (gains)	(3,449)	270
Other	727	(1,149)
Defined benefit pension plans and other post-retirement benefit plan contributions	(329)	(247)
Changes in working capital
Accounts receivable	(63,729)	11,342
Inventories	89	(86,434)
Accounts payable and accrued expenses	2,390	309
Other	(1,052)	2,318
Net cash from (used in) operating activities	(29,194)	(49,650)
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(18,461)	(33,429)
Proceeds from government grants	787	—
Other	190	805
Net cash from (used in) investing activities	(17,484)	(32,624)
Cash flows from (used in) financing activities
Proceeds from revolving credit facilities, net	9,125	30,102
Payment of finance lease obligations	(2,189)	(1,889)
Other	(115)	(114)
Net cash from (used in) financing activities	6,821	28,099
Effect of exchange rate changes on cash and cash equivalents	137	703
Net decrease in cash and cash equivalents	(39,720)	(53,472)
Cash and cash equivalents, beginning of period	313,992	354,032
Cash and cash equivalents, end of period	$274,272	$300,560

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating loss plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating loss as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, management believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net loss, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net loss or operating loss as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies.

The following table sets forth a reconciliation of net loss to Operating EBITDA for the periods indicated:

	Q1	Q4	Q1
	2024	2023	2023
Net loss	$(16,703)	$(87,216)	$(30,578)
Income tax provision (recovery)	(6,365)	1,084	(5,356)
Interest expense	27,559	27,245	19,047
Other expenses (income)	(4,939)	2,492	(3,234)
Operating loss	(448)	(56,395)	(20,121)
Add: Depreciation and amortization	40,404	43,806	47,591
Add: Loss on disposal of investment in joint venture	23,645	—	—
Add: Impairment of sandalwood business held for sale	—	33,734	—
Operating EBITDA	$63,601	$21,145	$27,470